Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

United Fuel & Energy Corporation
Midland, Texas

We hereby consent to the use in the prospectus supplement constituting a part of the shelf registration statement (Form S-3 No. 333-135325) of United Fuel & Energy Corporation of our report dated May 14, 2007, with respect to the combined balance sheet of Reamax Oil Company, Inc. as of December 31, 2006, and the related combined statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2006, included in this Form 8-K dated May 14, 2007.

/s/ Johnson Miller & Co. CPA’s PC

Odessa, Texas
May 14, 2007